Exhibit 99.1

Contacts:
William R. Gargiulo, Jr.	231.526.1244
Michele Greco	312.595.9123

The Female Health Company Reports Record First Quarter
FY2013 Operating Results

Diluted E.P.S. Increase 33% to $0.12, Versus $0.09 in Prior-Year Quarter

Selected Highlights:

●	Unit sales increase 13% to 17.1 million units
●	Net revenues rise 15% to $9.9 million
●	Gross profit improves 19% to $6.0 million (60% of net revenues)
●	Operating income increases 29% to $3.6 million
●	Diluted EPS increase 33% to $0.12

CHICAGO, January 30, 2013 - The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC2 Female Condom, today reported its financial results for the first quarter of FY2013. The Company will host an investor conference call today at 11:00 a.m. Eastern Time to discuss these operating results and other topics of interest (see details below).

“We are pleased with the outstanding results, including record gross profit and operating income, achieved by the Company in the first quarter of our 2013 fiscal year,” noted O.B. Parrish, Chairman and Chief Executive Officer of The Female Health Company, “The 13% increase in first quarter unit sales reflects increasing global demand for the FC2 Female Condom.  In Fiscal 2012, we expanded our FC2 production capacity in Malaysia by approximately 20% in anticipation of continued growth in demand.  We currently have the capability to manufacture approximately 100 million FC2 Female Condoms annually, compared with total shipments of 61.6 million units in the fiscal year ended September 30, 2012.”

“We believe the rising demand for FC2 reflects a growing awareness of the dual protection that FC2 provides against both unintended pregnancy and sexually transmitted infections, including HIV/AIDS,” continued Parrish. “FC2 makes an important contribution to saving lives and reducing healthcare costs, particularly in light of the fact that HIV/AIDS remains the leading cause of death worldwide among women 15 to 44 years of age.”

For the three months ended December 31, 2012, FC2 unit sales increased 12.8% when compared with the first quarter of FY2012, to 17.1 million units, which represents an all-time record for first quarter unit sales. Net revenues increased 14.8% to a first quarter record of $9.9 million, compared with $8.6 million in the three months ended December 31, 2011.

Gross profit increased 18.9% to a record $6.0 million, or 60.2% of net revenues, in the most recent quarter, compared with $5.0 million, or 58.1% of net revenues, in the first quarter of FY2012.

Operating expenses for the quarter ended December 31, 2012 increased 5.9% to $2.4 million, versus operating expenses of $2.2 million in the first quarter of FY2012.  The increase was primarily due to higher compensation expense and increased investment in education and training.

Operating income increased 29.4% to a record $3.6 million in the three months ended December 31, 2012, compared with $2.8 million in the prior-year quarter.  The increase was primarily due to higher revenues and improved gross profit margins.

The Company reported net income of $3.5 million, or $0.12 per diluted share, in the first quarter of FY2013, a 32.9% increase over net income of $2.7 million, or $0.09 per diluted share, in the first quarter of FY2012. Currency losses of $0.04 million and $0.05 million were recorded during the quarters ended December 31, 2012 and 2011, respectively. The Company recorded net tax expense of $0.03 million and $0.07 million during the quarters ended December 31, 2012 and 2011, respectively.

“As noted in previous press releases, timing issues regarding the receipt and shipment of large orders can significantly impact the Company’s operating results, positively or negatively, illustrating the difficulty of providing specific revenue and operating income guidance,” added Parrish. “Management intends to provide general comments each quarter regarding the Company’s outlook, based on information available at the time.   Currently, we believe that, following a record year in FY2012 and a strong first quarter, the Company will experience continued revenue and operating income growth in Fiscal 2013.”

Investor Conference Call

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. Eastern Time, today, January 30, 2013, to discuss its first quarter operating results and other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 1-877-374-8416 (local or international participants dial 412-317-6716) and asking to be connected to “The Female Health Company” conference call, a few minutes before 11:00 a.m. EST.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EST on Wednesday, February 13, 2013 by dialing 877-344-7529 (local or international callers dial 412-317-0088) and entering the conference ID# 10023963.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and approximately 138 other countries globally. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued by the U.S., the European Union, Canada, Australia, South Africa, Japan, The People's Republic of China, Spain, Mexico, Greece, Turkey and the African Regional Intellectual Property Organization (ARIPO), which includes Botswana, The Gambia, Ghana, Kenya, Lesotho, Malawi, Mozambique, Namibia, Sierra Leone, Sudan, Swaziland, Uganda, Tanzania, Zambia and Zimbabwe.  FC2 patent applications are pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements regarding underlying demand for FC2 and the outlook for FY 2013.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2012.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at www.femalehealth.com and www.femalecondom.org. To be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2012	2012
Cash	$4,275,254	$5,290,780
Restricted cash	55,509	4,682
Accounts receivable, net	7,840,104	7,268,917
Income tax receivable	28,443	27,369
Inventory, net	1,823,199	1,458,199
Prepaid expenses and other current assets	593,380	624,268
Deferred income taxes	2,152,000	2,152,000
Total current assets	16,767,889	16,826,215

Other non-current assets	121,981	122,336
Plant and equipment, net	2,448,098	2,349,876
Deferred income taxes	11,148,000	11,148,000
Total assets	$30,485,968	$30,446,427

Accounts payable	$1,499,399	$1,775,327
Accrued expenses and other current liabilities	1,771,059	1,095,732
Accrued compensation	644,991	2,964,812
Accrued dividends	1,733,680	24,570
Total current liabilities	5,649,129	5,860,441

Deferred rent	84,911	90,902
Deferred grant income	76,442	82,650
Deferred income taxes	192,821	194,244
Total liabilities	6,003,303	6,228,237

Total stockholders’ equity	24,482,665	24,218,190
Total liabilities and stockholders' equity	$30,485,968	$30,446,427

The Female Health Company
Unaudited Condensed Consolidated Income Statements
	Three Months Ended December,
	2012	2011

Net revenues	$9,910,227	$8,634,442

Cost of sales	3,944,028	3,618,298
Gross profit	5,966,199	5,016,144

Operating expenses	2,365,165	2,232,864

Operating income	3,601,034	2,783,280

Interest and other (expense) income	(4,244)	355
Foreign currency transaction loss	(37,267)	(52,306)

Income before income taxes	3,559,523	2,731,329

Income tax expense	25,677	71,385
Net income	$3,533,846	$2,659,944

Net income per basic common share outstanding	$0.12	$0.10

Basic weighted average common shares outstanding	28,333,360	27,480,011

Net income per diluted common share outstanding	$0.12	$0.09

Diluted weighted average common shares outstanding	28,694,903	28,883,710

Cash dividends declared per common share	$0.12	$0.10